Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following registration statements (and any amendments thereto) of IAC/InterActiveCorp of our report dated February 26, 2014 (except for Notes 1, 2, 6, 15 and 22, as to which the date is July 2, 2014), with respect to the consolidated financial statements and schedule of IAC/InterActiveCorp for the year ended December 31, 2013, included in this Current Report on Form 8-K dated July 2, 2014.
COMMISSION FILE NO.:
Form S-8, No. 333-127410
Form S-8, No. 333-127411
Form S-4, No. 333-124303
Form S-8, No. 333-146940
Form S-8, No. 333-154875
Form S-8, No. 333-174538
Form S-8, No. 333-192186
Form S-4, No. 333-192854

/s/ ERNST & YOUNG LLP

New York, New York
July 2, 2014